EXHIBIT 11.1
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
                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE

                                                                             For the three months ended
                                                                                      March 31,
                                                                       ----------------------------------------
                                                                              2001                 2000
                                                                       -------------------- -------------------
  Actual weighted average shares outstanding for the period                  9,596,558            9,563,225

  Dilutive common and preferred stock, options and warrants using                    -                    -
     the treasury stock method(1)
                                                                       -------------------- -------------------

  Total shares used in per share calculations                                9,596,558            9,563,225
                                                                       -------------------- -------------------

  Net loss                                                              $     (307,575)        $   (428,939)
                                                                       -------------------- -------------------

  Basic and diluted net loss per share                                 $         (0.03)     $         (0.04)
                                                                       ==================== ===================
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(1)      Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.